Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Valeant Pharmaceuticals International, Inc. 2011 Omnibus Incentive Plan of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule of Valeant Pharmaceuticals International, Inc. and the effectiveness of internal control over financial reporting of Valeant Pharmaceuticals International, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Accountants
August 8, 2011	Licensed Public Accountants